CONDENSED INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2016
(EXPRESSED IN CANADIAN DOLLARS)
(UNAUDITED)

Notice To Reader

The accompanying unaudited condensed interim consolidated financial statements of Royal Road Minerals Limited (the "Company") have been prepared by and are the responsibility of management. The unaudited condensed interim consolidated financial statements have not been reviewed by the Company's auditors.

COMPANY PARTICULARS

DIRECTORS AND OFFICERS
Dr. Timothy Coughlin, CEO and Director
Ms. Cindy Davis, CFO
Mr. Eric Lowy, Corporate Secretary
Mr. Peter Mullens, Director
Mr. Vernon Arseneau, Director
Mr. Donald R. Njegovan, Director

HEAD OFFICE
Suite 30
4 Wharf Street
St Helier
Jersey, JE2 3NR, Channel Islands
Tel: 01534 887166
Website: www.royalroadminerals.com

BANKERS
Jersey
Barclays Bank PLC
13 Library Place
St Helier
Jersey, JE4 8NE, Channel Islands

Colombia
Davivienda
Calle 113 No 7-45 Torre B,
Locales 122-123
Bogotá, Colombia

AUDITORS
Grant Thornton LLP
Suite 501, 201 City Centre Drive,
Mississauga, Ontario,
L5B 2T4, Canada

Royal Road Minerals Limited
Condensed Interim Consolidated Statements of Financial Position
(Expressed in Canadian Dollars)
Unaudited

	As at	As at
	September 30,	December 31,
	2016	2015

ASSETS
Non-current assets
Property and equipment (note 7)	$31,131	$25,868
Exploration rights (note 11)	39,102	39,102

Total non-current assets	70,233	64,970

Current assets
Cash and cash equivalents	1,233,854	969,032
Prepaid expenses and other current assets (note 6)	106,075	78,532

Total current assets	1,339,929	1,047,564

Total assets	$1,410,162	$1,112,534

SHAREHOLDERS' EQUITY AND LIABILITIES
Capital and reserves
Share capital (note 8)	$10,189,613	$9,306,749
Warrants (note 9)	851,897	456,215
Contributed surplus	285,260	144,995
Translation of foreign operations	33,099	(1,535)
Accumulated deficit	(9,977,233)	(8,952,198)

	1,382,636	954,226
Non-controlling interest	(22,643)	-

Total shareholders' equity	1,359,993	954,226

Current liabilities
Accounts payable and accrued liabilities	50,169	158,308

Total liabilities	50,169	158,308

Total liabilities and shareholders' equity	$1,410,162	$1,112,534

Subsequent Events (note 14)
Approved on behalf of the Board:
"Tim Coughlin"	Director	"Peter Mullens"	Director

The accompanying notes to the unaudited condensed interim consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian Dollars)
Unaudited

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2016	2015	2016	2015
				(note 4)

Expenses
Exploration and evaluation expenditures (note 11)	$206,460	$-	$378,635	$-
Professional fees	44,143	154,745	153,697	265,410
General and administrative	68,435	4,513	176,542	38,733
Employee salaries and benefits (note 12)	31,091	59,885	162,306	323,148
Stock based compensation	116,274	459	140,265	15,850

Loss from operations	(466,403)	(219,602)	(1,011,445)	(643,141)

Other items
Finance expenses	-	(16,186)	-	(505,615)
Kirkcaldy takeover costs (note 5)	-	-	-	(224,811)
Foreign exchange (loss) gain	(10,109)	21,475	(36,233)	31,451

	(10,109)	5,289	(36,233)	(698,975)

Net loss for the period from continuing operations	(476,512)	(214,313)	(1,047,678)	(1,342,116)
Discontinued operations
Loss from discontinued operations	-	(168,336)	-	(482,096)

Net loss for the period	(476,512)	(382,649)	(1,047,678)	(1,824,212)
Other comprehensive loss
Exchange differences arising on translation of foreign operations	41,232	-	34,634	-
Exchange differences arising on translation of foreign discontinued operations	-	-	-	(51,220)

Total comprehensive loss for the period	$(435,280)	$(382,649)	$(1,013,044)	$(1,875,432)

Net loss for the period attributable to:
Shareholders of the Company	$(466,032)	$(382,649)	$(1,025,035)	$(1,824,212)
Non-controlling interest	(10,480)	-	(22,643)	-

	$(476,512)	$(382,649)	$(1,047,678)	$(1,824,212)

Net loss per share - basic and diluted	$(0.01)	$(0.01)	$(0.02)	$(0.06)

Weighted average number of shares outstanding - basic and diluted	66,645,951	35,177,800	56,208,823	32,716,263

The accompanying notes to the unaudited condensed interim consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Condensed Interim Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)
Unaudited

	Nine Months
	Ended
	September 30,
	2016	2015
		(note 4)

Operating activities
Net loss for the period from continuing operations	$(1,047,678)	$(1,342,116)
Adjustments for:
Depreciation	8,831	4,145
Stock based compensation	140,265	15,850
Changes in non-cash working capital items:
Acquisition of Kirkcaldy	-	224,811
Prepaid expenses and other current assets	(27,543)	242,076
Accounts payable and accrued liabilities	(108,139)	(124,257)
Cash used in operating activities - continuing operations	(1,034,264)	(979,491)
Cash used in operating activities - discontinued operations	-	(685,586)
Net cash used in operating activities	(1,034,264)	(1,665,077)

Investing activities
Acquisition of equipment	(14,094)	-
Cash used in investing activities - continuing operations	(14,094)	-
Cash used in investing activities - discontinued operations	-	-
Net cash used in investing activities	(14,094)	-

Financing activities
Proceeds from issuance of share capital	1,329,650	1,157,645
Payments for share issue costs	(51,104)	(77,537)
Unit proceeds payable	-	230,120
Cash received from Kirkcaldy	-	318,391
Proceeds from issue of warrants	-	160,485
Cash provided by financing activities - continuing operations	1,278,546	1,789,104
Cash provided by financing activities - discontinued operations	-	-
Net cash provided by financing activities	1,278,546	1,789,104

Net change in cash and cash equivalents	230,188	124,027
Effect of foreign currencies on cash	34,634	-
Cash and cash equivalents, beginning of period	969,032	859,205
Cash and cash equivalents, end of period	$1,233,854	$983,232

The accompanying notes to the unaudited condensed interim consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Condensed Interim Consolidated Statements of Changes in Shareholders' Equity
(Expressed in Canadian Dollars)
Unaudited

				Translation
	Share		Contributed	of Foreign	Accumulated	Non-controlling
	Capital	Warrants	Surplus	Operations	Deficit	Interest	Total
					(note 4)

Balance, December 31, 2014	$7,310,620	$292,470	$116,662	$51,220	$(6,800,600)	$-	$970,372
New equity share capital subscribed, net	1,080,108	160,485	-	-	-	-	1,240,593
Shares issued to Kirkcaldy shareholders	535,663	-	7,539	-	-	-	543,202
Stock based compensation	-	-	15,850	-	-	-	15,850
Attributable to forfeited stock options	5,366	-	(5,366)	-	-	-	-
Total comprehensive loss for the period	-	-	-	(51,220)	(1,824,212)	-	(1,875,432)

Balance, September 30, 2015	$8,931,757	$452,955	$134,685	$-	$(8,624,812)	$-	$894,585

Balance, December 31, 2015	$9,306,749	$456,215	$144,995	(1,535)	$(8,952,198)	$-	$954,226
Shares issued for cash, net of costs	882,864	395,682	-	-	-	-	1,278,546
Stock based compensation	-	-	140,265	-	-	-	140,265
Total comprehensive loss for the period	-	-	-	34,634	(1,025,035)	(22,643)	(1,013,044)

Balance, September 30, 2016	$10,189,613	$851,897	$285,260	$33,099	$(9,977,233)	$(22,643)	$1,359,993

The accompanying notes to the unaudited condensed interim consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

1.	Nature of Operations

Royal Road Minerals Limited (“RRM” or the “Company”) was incorporated under the Companies (Jersey) Law 1991 on May 6, 2010 as “Tigris Resources Limited”. On April 10, 2015, the Company changed its name to “Royal Road Minerals Limited” and amended its share capital structure by converting all of its par value shares to no par value shares and consolidating its then outstanding shares on the basis of two pre-consolidation shares for every one post-consolidation share. On April 15, 2015, the Company completed a business combination transaction (the “Arrangement”) by way of an arrangement under the Business Corporations Act (Alberta), whereby the Company acquired its wholly-owned subsidiary Royal Road Minerals Canada Limited (“RRMC”), a corporation resulting from the amalgamation of Kirkcaldy Capital Corp. (“Kirkcaldy”) and Royal Road Minerals Canada Limited (“Tigris Subco”). As a result of the Arrangement, on April 20, 2015, the ordinary shares (the “Ordinary Shares”) of the Company were listed and commenced trading on the TSX Venture Exchange (the “TSXV”) under the trading symbol “RYR”. The Company’s registered and head office is located at 4 Wharf Street, Suite 30, St. Helier, Jersey, Channel Islands, JE2 3NR.

The Company is a gold and copper focused exploration and development company and has a project in Southern Colombia. The Company is advancing the La Golondrina high-grade gold project under a definitive option agreement to earn 100% of that property, which was entered into on October 6, 2015. The Company also entered into an option agreement for the La Redención gold project on March 31, 2016. RRM carries on its operations in Colombia through its 92.5% owned subsidiary, Minerales Camino Real, SAS, which was incorporated in December 2015.

2.	Significant Accounting Policies

(a)	Statement of compliance

The Company applies International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (“IASB”) and interpretations of the IFRS Interpretations Committee. These unaudited condensed interim consolidated financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. Accordingly, they do not include all of the information required for full annual financial statements required by IFRS as issued by the IASB.

The policies applied in these unaudited condensed interim consolidated financial statements are based on IFRS issued and outstanding as of November 28, 2016, the date the Board of Directors approved the statements. The same accounting policies and methods of computation are followed in these unaudited condensed interim consolidated financial statements as compared with the most recent annual consolidated financial statements as at and for the year ended December 31, 2015. Any subsequent changes to IFRS that are given effect in the Company’s annual consolidated financial statements for the year ending December 31, 2016 could result in restatement of these unaudited condensed interim consolidated financial statements.

(b)	Basis of consolidation

The unaudited condensed interim consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company: RRMC and Minerales Camino Real SAS (“MCR”) – a subsidiary incorporated by RRM in Colombia in December 2015. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

2.	Significant Accounting Policies (Continued)

(b)	Basis of consolidation (continued)

The results of subsidiaries acquired or disposed of during the period are included in the unaudited condensed interim consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Company. All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

At September 30, 2016, the Company had one wholly-owned subsidiary, RRMC incorporated in Canada and owned 92.5% of MCR, incorporated in Colombia.

(c)	Change in accounting policies

(i) IFRS 11 – Joint Arrangements provide guidance on the accounting for acquisitions of interests in joint operations constituting a business, The amendments require all such transactions to be accounted for using the principles on business combinations accounting in IFRS 3 ‘Business Combinations’ and other IFRSs, except where those principles conflict with IFRS 11, Acquisitions of interest in joint ventures are not impacted by this new guidance. At January 1, 2016, the Company adopted this standard and there was no material impact on the Company's unaudited condensed interim consolidated financial statements.

(ii) IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in December 2014 in order to clarify, among other things, that information should not be obscured by aggregating or by providing immaterial information, that materiality consideration apply to all parts of the financial statements and that even when a standard requires a specific disclosure, materiality considerations do apply. At January 1, 2016, the Company adopted this standard and there was no material impact on the Company's unaudited condensed interim consolidated financial statements.

(iii) During the year ended December 31, 2015, the Company retrospectively changed its accounting policy for exploration and evaluation expenditures. Refer to note 4.

(d)	Future accounting pronouncements

The accounting pronouncement detailed in this note has been issued but is not yet effective. The Company has not early adopted this standard and is currently evaluating the impact, if any, that this standard might have on its unaudited condensed interim consolidated financial statements.

(i) IFRS 9 - Financial Instruments ("IFRS 9") was issued by the IASB in July 2014 and will replace IAS 39 - Financial Instruments: Recognition and Measurement ("IAS 39"). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. A new hedge accounting model is introduced and represents a substantial overhaul of hedge accounting which will allow entities to better reflect their risk management activities in the financial statements. The most significant improvements apply to those that hedge non-financial risk, and so these improvements are expected to be of particular interest to non-financial institutions. The effective date of IFRS 9 was deferred to years beginning on or after January 1, 2018. Earlier application is permitted.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

2.	Significant Accounting Policies (Continued)

(d)	Future accounting pronouncements (continued)

(ii) IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”) was issued in May 2014, and establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related interpretations when it becomes effective. This standard will be effective for reporting periods beginning on or after January 1, 2017. As the Company is presently in the exploration and development stage of operations and currently has no revenue producing properties, the application of IFRS 15 is not expected to have a material impact on the unaudited condensed interim consolidated financial statements of the Company at adoption.

(iii) IFRS 16 - Leases (“IFRS 16”) was issued by the IASB in January 2016. IFRS 16 eliminates the current dual model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Instead, there is a single, on-balance sheet accounting model that is similar to current finance lease accounting. IFRS

3.	Critical Accounting Judgments and Key Sources of Estimates Uncertainty

Critical judgments in applying the Company’s accounting policies

In the application of the Company’s accounting policies, which are described in Note 2 of the annual consolidated financial statements as at and for the year ended December 31, 2015, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The most significant critical judgment that members of management have made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognized in the unaudited condensed interim consolidated financial statements is the judgment on functional currency.

Functional currency

Management uses its judgment to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions. As part of this approach, management gives priority to indicators like the currency that mainly influences costs and the currency in which those costs will be settled and the currency in which funds from financing activities are generated. The functional currency of the parent is the Canadian dollar. The Company has determined the functional currency of its Colombian subsidiary to be the Colombian Peso.

Key sources of estimation uncertainty

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which were fully tradable with no vesting restrictions. This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the calculated fair value, such value is subject to measurement uncertainty.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

4.	Change in Accounting Policy

During the year ended December 31, 2015, the Company retrospectively changed its accounting policy for exploration and evaluation expenditures. Previously, the Company capitalized acquisition costs and deferred exploration and evaluation expenditures of mineral properties to the specific mineral properties, net of recoveries received.

Under the new policy, exploration and evaluation expenditures incurred prior to the establishment of technical feasibility and commercial viability of extracting mineral resources and prior to a decision to proceed with mine development are charged to operations as incurred. As required by IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, the Company included the restated consolidated statement of financial position as at December 31, 2014. Management considers this accounting policy to provide more reliable and relevant information and more clearly represents the Company's activities.

The consolidated financial statement impact as at December 31, 2014 is as follows:

		Effect of change
	As previously	in accounting
	reported	policy	As restated

STATEMENT OF FINANCIAL POSITION
Exploration and evaluation assets	$2,134,059	$(2,134,059)	$-
Total non-current assets	2,218,908	(2,134,059)	84,849
Total assets	4,726,885	(2,134,059)	2,592,826
Translation of foreign operations	(14,995)	66,215	51,220
Accumulated deficit	(4,600,326)	(2,200,274)	(6,800,600)
Total shareholders' equity	3,104,431	(2,134,059)	970,372
Total liabilities and shareholders' equity	4,726,885	(2,134,059)	2,592,826

The unaudited condensed interim consolidated financial statement impact as at and for the nine months ended September 30, 2015 is as follows, after reclassification of expenditures to discontinued operations:

		Effect of change
	As previously	in accounting
	reported	policy	As restated

STATEMENT OF FINANCIAL POSITION
Exploration and evaluation assets	$2,456,983	$(2,456,983)	$-
Total non-current assets	2,524,077	(2,456,983)	67,094
Total assets	3,595,881	(2,456,983)	1,138,898
Translation of foreign operations	(168,796)	168,796	-
Accumulated deficit	(6,140,709)	(2,484,103)	(8,624,812)
Total shareholders' equity	3,440,012	(2,545,427)	894,585
Total liabilities and shareholders' equity	3,595,881	(2,456,983)	1,138,898

STATEMENT OF LOSS AND COMPREHENSIVE LOSS
Exploration and evaluation expenditures - discontinued operations	$-	$396,919	$396,919
Impairment of exploration and evaluation assets	113,090	(113,090)	-
Net loss for the period	1,540,383	283,829	1,824,212
Exchange differences arising on translation of foreign operations	153,801	(102,581)	51,220
Comprehensive loss for the period	1,694,184	181,248	1,875,432
Basic and diluted loss per share	(0.05)	(0.01)	(0.06)

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

4.	Change in Accounting Policy (Continued)

		Effect of change
	As previously	in accounting
	reported	policy	As restated

STATEMENT OF CASH FLOWS
Net loss for the period	$(1,540,383)	$(283,829)	$(1,824,212)
Net loss adjusted for discontinued operations	-	482,096	482,096
Cash flows used in operating activities	(1,088,876)	109,385	(979,491)
Cash flows used in operating activities - discontinued operations	-	(685,586)	(685,586)
Exploration and evaluation assets	(553,149)	553,149	-
Cash flows used in investing activities	(553,149)	553,149	-
Effect on foreign currencies on cash	(23,054)	23,054	-

5.	Qualifying Transaction and Private Placement

Arrangement Transaction

On April 15, 2015, the Company completed a business combination transaction by way of an arrangement under the Business Corporations Act (Alberta) (“ABCA”) involving Kirkcaldy, the securityholders of Kirkcaldy, the Company, Tigris Subco, and the securityholders of Tigris Subco, as the “Qualifying Transaction” of Kirkcaldy, which was a “capital pool company” (as such terms are defined in the policies of the TSXV). Pursuant to the Arrangement, Kirkcaldy and Tigris Subco amalgamated under the ABCA to form RRMC, and upon such amalgamation:

(a)

each common share (a “Tigris Subco Share”) in the capital of Tigris Subco, each warrant (a “Tigris Subco Warrant”) of Tigris Subco exercisable into Tigris Subco Shares and each warrant (a “Tigris Subco Finder Warrant”) of Tigris Subco exercisable into Tigris Subco Shares and issued to finders under the Private Placement (as defined below) were exchanged such that each holder of Tigris Subco Shares was issued 0.5 of an Ordinary Share of the Company for each Tigris Subco Share held, each holder of Tigris Subco Warrants was issued a warrant to acquire a number of Ordinary Shares equal to the number of Tigris Subco Shares underlying the Tigris Subco Warrant after giving effect to the the Company’s share consolidation described herein and each holder of Tigris Subco Finder Warrants was issued a warrant to acquire a number of Ordinary Shares equal to the number of Tigris Subco Shares underlying the Tigris Subco Finder Warrants after giving effect to the the Company’s share consolidation;

(b)

each common share (a “Kirkcaldy Share”) in the capital of Kirkcaldy and each outstanding option (a “Kirkcaldy Option”) of Kirkcaldy to purchase Kirkcaldy Shares was exchanged such that each holder of Kirkcaldy Shares was issued 0.5 of an Ordinary Share for each Kirkcaldy Share held and each holder of Kirkcaldy Options was granted an option to acquire a number of Ordinary Shares equal to the number of Kirkcaldy Shares underlying the Kirkcaldy Options multiplied by 0.5; and each Tigris Subco Share outstanding that was held by the Company was cancelled and the Company was issued an aggregate of one (1) share of RRMC in consideration for (A) all Ordinary Shares issued to former holders of Kirkcaldy Shares and former holders of Tigris Subco Shares and (B) the cancellation of all Tigris Subco Shares held by the Company immediately prior to effecting the Arrangement. The grant date fair value of the options issued to Kirkcaldy shareholders was $7,539, which is included on the Statement of Loss and Comprehensive Loss for the period ended December 31, 2015 under Kirkcaldy takeover costs.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

5.	Qualifying Transaction and Private Placement (Continued)

Prior to the Arrangement, the Company consolidated the Ordinary Shares on a 2-for-1 basis and changed its name from “Tigris Resources Limited” to “Royal Road Minerals Limited”.

The Arrangement was approved by the Court of Queen’s Bench of Alberta pursuant to a final order dated April 15, 2015 and by the securityholders of Kirkcaldy on April 14, 2015. On April 10, 2015, the securityholders of Tigris Subco also approved the Arrangement and the shareholders of the Company approved certain related matters, including the Company’s name change and the consolidation.

As a result of the Arrangement, Kirkcaldy ceased to be a reporting issuer and its common shares are no longer listed on the TSXV, RRMC is the successor of Kirkcaldy and Tigris Subco and is a wholly-owned subsidiary of the Company and former securityholders of Kirkcaldy and Tigris Subco (other than the Company) instead received securities of the Company. On April 20, 2015, the Ordinary Shares of the Company were listed and commenced trading on the TSXV under the trading symbol “RYR”.

Fair value of consideration issued to Kirkcaldy shareholders:
Shares issued	$535,663
Stock options issued	7,539
543,202

Cash	328,407
Accounts payable	(10,016)
Net assets acquired	318,391
Excess of consideration paid over net assets acquired, representing a cost of the transaction	$224,811

In addition, the Company incurred cash costs of $514,038 to complete the Arrangement, these costs included professional fees and TSXV listing fees.

Private Placement in Connection with Arrangement Transaction

On December 11, 2014, Tigris Subco completed a non-brokered private placement (the “Private Placement”) pursuant to which it issued and sold 4,393,766 units (“Tigris Subco Units”) of Tigris Subco at a price of $0.30 per Tigris Subco Unit for aggregate gross proceeds of $1,318,130. Each Tigris Subco Unit consisted of one Tigris Subco Share and one Tigris Subco Warrant. The gross proceeds from the Private Placement were placed with an escrow agent and released to Tigris Subco immediately prior to effecting the Arrangement.

In connection with the Private Placement, Tigris Subco agreed to pay to certain finders (each, a “Finder”) a finder’s fee in respect of Tigris Subco Units purchased by investors introduced by, or whose subscriptions were attributable to the efforts of, such applicable Finder equal to 6.0% of the proceeds from the Tigris Subco Units sold to such investors. In addition, Tigris Subco issued to the Finders an aggregate of 238,750 non-transferable Tigris Subco Finder Warrants, each entitling the holder to purchase one Tigris Subco Share at a price of $0.30 for two years from the closing of the Private Placement. The Company also agreed to reimburse one Finder for certain of its expenses incurred in connection with the Private Placement.

The fair values attributable to the 4,393,766 Tigris Subco Warrants and 238,750 Tigris Subco Finder Warrants were $144,990 and $15,495, respectively, and were credited to Warrants in Shareholders' Equity.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

6.	Prepaid Expenses and Other Assets

	As at	As at
	September 30,	December 31,
	2016	2015

Prepaid expenses	$75,290	$11,475
Security deposits	30,517	30,517
Other receivables	268	36,540

Total	$106,075	$78,532

7.	Property and Equipment

Cost	Vehicles	Equipment	Total

Balance - December 31, 2014	$41,643	$97,676	$139,319
Disposals	(40,050)	(52,669)	(92,719)
Currency translation differences	(1,593)	986	(607)

Balance - December 31, 2015	-	45,993	45,993
Additions	-	14,094	14,094

Balance - September 30, 2016	$-	$60,087	$60,087

Accumulated Depreciation	Vehicles	Equipment	Total

Balance - December 31, 2014	$33,430	$21,040	$54,470
Charge for the year	2,747	14,599	17,346
Disposals	(34,420)	(17,628)	(52,048)
Currency translation differences	(1,757)	2,114	357

Balance - December 31, 2015	-	20,125	20,125
Charge for the period	-	8,831	8,831

Balance - September 30, 2016	$-	$28,956	$28,956

Carrying Amount	Vehicles	Equipment	Total
Balance - September 30, 2016	$-	$31,131	$31,131
Balance - December 31, 2015	$-	$25,868	$25,868

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

8.	Share Capital

(a)	Authorized share capital

The authorized share capital consists of an unlimited number of Ordinary Shares without par value. Each Ordinary Share entitles the holder to one vote. All Ordinary Shares of the Company rank equally as to dividends, voting powers and participation in assets upon a dissolution or winding up of the Company.

(b)	Common shares issued

At September 30, 2016, the issued share capital amounted to $10,189,613. The change in issued share capital for the periods presented were as follows:

	Number of
	Shares	Amount

Balance, December 31, 2014	28,777,956	$7,310,620
Shares issued for cash (note 5)	4,393,766	1,157,645
Issuance costs	-	(77,537)
Shares of RRM issued to Kirkcaldy Shareholders (note 5)	2,006,229	535,663
Forfeited stock options	-	5,366

Balance, September 30, 2015	35,177,951	$8,931,757

Balance, December 31, 2015	40,052,951	$9,306,749
Shares issued for cash (i)	26,593,000	1,329,650
Issuance costs - cash	-	(51,104)
Issuance costs - warrant valuation (i)	-	(395,682)

Balance, September 30, 2016	66,645,951	$10,189,613

(i) On April 15, 2016 and April 25, 2016, the Company closed non-brokered private placements pursuant to which the Company issued an aggregate of 26,593,000 units (each a "Unit") of the Company at a purchase price of $0.05 per Unit for aggregate gross proceeds of $1,329,650. Each Unit is comprised of one ordinary share of the Company and one-half of one ordinary share purchase warrant (each whole warrant a "Warrant"). Each Warrant entitles the holder thereof to acquire one ordinary share of the Company at a price of $0.10 for a period of 24 months from the date of issuance.

In connection with the Offering, the Company agreed to pay a cash commission of $31,908 to certain parties in an amount equal to 6% of the aggregate proceeds received from investors sourced by such parties. The fair value of the Warrants at the date of issue of $395,682 was estimated using the Black Scholes valuation model with the following weighted average assumptions: a 2 year expected term; a 115% expected volatility based on historical trends; risk free interest rate of 0.59%; share price at the date of grant of $0.06; and an expected dividend yield of 0%.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

9.	Warrants

The following table reflects the continuity of warrants for the periods presented:

		Weighted
	Number of	Average
	Warrants	Exercise Price

Balance, December 31, 2014	10,501,265	$0.58
Issued (note 5)	4,393,766	0.45
Issued - agent warrants (note 5)	238,750	0.30

Balance, September 30, 2015	15,133,781	$0.54

Balance, December 31, 2015	15,217,368	$0.53
Issued (note 8(i))	13,296,500	0.10

Balance, September 30, 2016	28,513,868	$0.33

The Company had the following warrants outstanding at September 30, 2016:

Number of Warrants	Exercise Price	Expiry Date

8,751,265	$0.60	April 15, 2018
1,750,000	$0.45	April 15, 2018
4,393,766	$0.45	April 15, 2018
238,750	$0.30	April 15, 2017
83,587	$0.09	October 14, 2018
10,374,000	$0.10	April 15, 2018
2,922,500	$0.10	April 22, 2018

10.	Stock Options

On April 10, 2015, the Company adopted a new incentive stock option plan (the “2015 Option Plan”) which replaced the Company’s former stock option plan (the “Former Option Plan”). No further awards will be granted under the Former Option Plan. However, any outstanding awards granted under the Former Option Plan shall remain outstanding and will continue to be governed by the provisions of the Former Option Plan.

The 2015 Option Plan is a rolling stock option plan under which options may be granted in respect of authorized and unissued Ordinary Shares to any director, officer, employee (part-time or full-time), service provider or consultant of the Company or any of its subsidiaries provided that, the aggregate number of Ordinary Shares reserved by the Company for issuance and which may be purchased upon the exercise of all options shall not exceed 10% of the issued and outstanding Ordinary Shares at the time of granting of options (on a non-diluted basis). If any option granted under the 2015 Option Plan is surrendered, terminated, expires or is exercised, the Ordinary Shares reserved for issuance, or issued, pursuant to such option shall be available for new options granted under the 2015 Option Plan.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)

10.	Stock Options (Continued)

The following table reflects the continuity of stock options for the periods presented:

		Weighted
	Number of	Average
	Options	Exercise Price

Balance, December 31, 2014	1,015,000	$0.50
Granted	1,260,000	0.26
Expired / forfeited	(225,000)	0.33
Options in RRM issued to Kirkcaldy Shareholders (note 5)	75,000	0.40

Balance, September 30, 2015	2,125,000	$0.37

Balance, December 31, 2015	3,325,000	$0.27
Granted (i)	2,500,000	0.15
Expired / forfeited	(1,115,000)	0.34

Balance, September 30, 2016	4,710,000	$0.19

Vested, end of the period	3,310,000	$0.22

(i) On June 20, 2016, 2,500,000 stock options were granted to officers, directors and consultants of the Company at a price of $0.15, expiring June 20, 2018. The stock options vest 30% 60 days from the grant date; a further 30% of the options, 90 days from the grant date; and the remainder of the options, 120 days from the grant date. The fair value of the stock options at the date of grant of $140,000 was estimated using the Black Scholes valuation model with the following assumptions: a 2 years expected term; a 129% expected volatility based on historical trends; risk free interest rate of 0.57%; share price at the date of grant of $0.10; and an expected dividend yield of 0%.

The Company had the following stock options outstanding as of September 30, 2016:

			Weighted Average
Number of Options		Exercise	Remaining Contractual
Outstanding	Exercisable	Price	Life (years)	Expiry Date

600,000	600,000	$0.50	0.04	October 15, 2016
300,000	300,000	$0.25	0.04	October 15, 2016
110,000	110,000	$0.40	0.54	April 15, 2017
1,200,000	800,000	$0.10	1.21	December 14, 2017
2,500,000	1,500,000	$0.15	1.72	June 20, 2018
4,710,000	3,310,000		1.24

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

11.	Exploration Rights and Exploration and Evaluation Expenditures

Exploration rights consisted of:

	As at	As at
	September 30,	December 31,
	2016	2015

Colombia
La Golondrina Project	$39,102 $	39,102

Exploration and evaluation expenditures consisted of:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2016	2015	2016	2015
Colombia
La Golondrina Project	$166,833	$-	$330,021	$-
La Redención Gold project	1,610	-	10,597	-
La Llanada Goldfield and Nariño Region	38,017	-	38,017	-

Total exploration and evaluation expenditures	$206,460	$-	$378,635	$-

La Golondrina Project

On October 6, 2015, the Company entered into an option agreement over the La Golondrina gold project in Nariño Province of southern Colombia. Under the terms of the La Golondrina Option Agreement, the Company has the option to acquire a 100% undivided interest in the La Golondrina project. In order to exercise the Option, the Company must:

•	pay to the Optionors the aggregate sum of US$30,000 (CAD$39,102) (paid October 13, 2015) within three days of the effective date of the Option Agreement;
•	pay to the Optionors the aggregate sum of US$50,000 on or before the date that the Company first commences drilling on the La Golondrina project;
•	pay to the Optionors the aggregate sum of US$60,000, payable in three equal installments of US$20,000 on the first, second and third anniversary dates of the effective date of the Option Agreement.

In addition, the Company must carry out the following exploration work on the La Golondrina project on or before the third anniversary of the effective date of the Option Agreement:

•	complete detailed surveying and sampling of the mine site and surrounding veins to plan drill holes;
•	complete a detailed review of the induced polarization (IP) survey and ground magnetic survey; and
•	carry out a minimum of 1,500 meters of drilling.

After making these payments and completing the required exploration work, the Company may, prior to the third anniversary of the effective date of the Option Agreement, give a notice to the Optionors of its intention to complete a feasibility study. If, after completing the feasibility study, the Company determines that the development of a mine is justified at such time, the Company may exercise the option and, thereupon, it will acquire a 100% interest in the La Golondrina project (subject to the royalty described below), the Optionors shall cease all mining operations at the La Golondrina project, and the Company shall pay the Optionors an aggregate of US$100,000 per annum until the Company commences commercial production. In the alternative, the Company may, at such time, elect to defer making a production decision and exercising its option for up to a further three years, and instead pay to the Optionors thedeferral period.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

11.	Exploration Rights and Exploration and Evaluation Expenditures (Continued)

Upon any exercise by the Company of the option, the Optionors will have the right to elect to receive either:

i)	a 20% net profit royalty to be paid once payback of all capital invested to expand and construct the operation has been made; or
ii)	a 15% net profit royalty, to be paid once payback of all capital invested to expand and construct the operation has been made, plus a 1% net smelter royalty.

La Redención Gold Project

On April 4, 2016, the Company announced that it has entered into an option agreement (the “Option Agreement”) effective as of March 31, 2016, with Mesias Oliver Acosta Benavides, Euberto Ernesto Calderón and Jesús Yerobi Santander (collectively, the “Optionors”) to acquire 100% of the La Redención gold project, which is located approximately 450 meters north of the license boundary of the Company’s La Golondrina gold project in the Nariño Province of southern Colombia.

The following is a summary of principal terms of the Option Agreement.

•	The Company has the option to acquire a 100% undivided interest in the La Redención project;

•	In order to exercise the Option Agreement, the Company must:

i)

Assist the Optionors to a maximum cost of US$20,000 to complete all ongoing regulatory work to a high level and acquire the additional required approvals for exploration activities on the license area;

ii)	On acquisition of regulatory approvals, pay to the Optionors the aggregate sum of US$20,000;
iii)	Pay to the Optionors the aggregate sum of US$25,000 on or before the date that the Company first commences drilling on the La Redención project;
iv)	Pay to the Optionors the aggregate sum of US$30,000, payable in three equal installments of US$10,000 on the first, second and third anniversary dates of regulatory approval; and
v)	Complete a minimum of 750 meters of drilling at La Redención on or before the third anniversary of the effective date of regulatory approvals.

•

After making these payments and completing this exploration work, the Company may, prior to the third anniversary of the date of regulatory approvals, give a notice to the Optionors of its intention to complete a feasibility study. If, after completing the feasibility study, the Company determines that the development of a mine is justified at such time, the Company may exercise the option and, thereupon, it will acquire a 100% interest in the La Redención project (subject to the royalty described below). In the alternative, the Company may, at such time, elect to defer making a production decision and exercising its option for a period of up to five years, and instead pay to the Optionors the aggregate sum of US$10,000 per annum during such deferral period; and

•

Upon any exercise by the Company of the option, the Optionors will have the right to receive a 20% net profit royalty to be paid once payback of all capital invested to explore, develop and construct the operation has been made.

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

11.	Exploration Rights and Exploration and Evaluation Expenditures (Continued)

Regional Exploration, La Llanada Goldfield and Nariño Region

On October 18, 2016 the Company announced that it has filed applications for concession contracts on a first-come, first-served basis covering prospective areas amounting to approximately 162 thousand Hectares in the Western Cordillera of Nariño Province, Colombia. The area under application extends down to the Ecuador border, sits upstream from the Magui-Payan and Barbacoas alluvial goldfields and surrounds many known small workings but is relatively unknown from a geological and economic perspective due to previous security and access issues. The Company has submitted a proposal to the Colombian Government for a heli-borne magnetic and radiometric survey across the entire region and under terms of a private-public-partnership.

La Maria Gold Project

On July 12, 2016, the Company announced that it has entered into a binding Letter of Intent with the mining concessionaire with respect to the Mina La Maria gold project, which is located approximately 4 kilometers to the west of the Company’s La Golondrina and La Redención gold projects in the La Llanada gold district of Nariño Province, southern Colombia. The Letter of Intent provides the Company with the exclusive right to conduct exploration and legal due diligence on the Mina La Maria gold project property for a period of three months commencing July 9, 2016. On October 18, 2016, the Company announced that after the completion of the exploration and legal due diligence, the Company decided not to proceed with a joint venture arrangement (see note 14).

12.	Related Party Balances and Transactions

In accordance with IAS 24, key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include executive and non-executive directors. The key management personnel of the Company are the directors and officers of the Company.

No individual party had overall control of the Company during the periods being presented. Transactions between the Company and its subsidiary have been eliminated on consolidation.

The amounts due to related parties of the Company at the reporting date, as disclosed below, arose due to transactions entered into with the related parties in the ordinary course of business.

Compensation of key management personnel of the Company

The remuneration of directors and other members of key management personnel for the periods presented was as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2016	2015	2016	2015

Salaries	$45,789	$64,048	$146,966	$148,803
Stock based compensation	56,083	459	69,500	5,219

	$101,872	$64,507	$216,466	$154,022

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

12.	Related Party Balances and Transactions (Continued)

The Company paid certain of its key management personnel through companies associated with certain executive officers and directors as described below.

On December 15, 2015, the Company retained Mrs. Cindy Davis, a senior employee of Marrelli Support Services Inc., as its Chief Financial Officer. During the three and nine months ended September 30, 2016, the Company incurred professional fees of $4,163 and $18,382, respectively (three and nine months ended September 30, 2015 - $nil).

The Company contracted with Vernon Arseneau, a director of the Company, for geological consultancy services. During the three and nine months ended September 30, 2016, cash payments to Mr. Arseneau were $nil (three and nine months ended September 30, 2015 – $5,010), which are included under professional fees on the consolidated statement of loss and comprehensive loss.

Insiders of the Company purchased 1,400,000 Units of the private placements completed on April 15, 2016 and April

13.	Segmented Information

The Company's information about its assets by geographic location is detailed below.

Three months ended September 30, 2016	Jersey	Colombia	Total
Net loss from continuing operations	$(270,052)	$(206,460)	$(476,512)

Nine months ended September 30, 2016	Jersey	Colombia	Total
Net loss from continuing operations	$(669,043)	$(378,635)	$(1,047,678)

Three months ended September 30, 2015	Jersey	Colombia	Total
Net loss from continuing operations	$(214,313)	$-	$(214,313)

Nine months ended September 30, 2015	Jersey	Colombia	Total
Net loss from continuing operations	$(1,342,116)	$-	$(1,342,116)

As at September 30, 2016
	Jersey	Colombia	Total
Non-current assets	$31,131	$39,102	$70,233

As at December 31, 2015
	Jersey	Colombia	Total
Non-current assets	$25,868	$39,102	$64,970

Royal Road Minerals Limited
Notes to Condensed Interim Consolidated Financial Statements
Three and Nine months Ended September 30, 2016
(Expressed in Canadian Dollars, unless otherwise indicated)
Unaudited

14.	Subsequent Events

(i)	On October 18, 2016, 900,000 stock options with exercise price ranging from $0.25 to $0.50 expired unexercised.

(ii)

On October 18, 2016, the Company announced that after the completion of the exploration and legal due diligence on the Mina La Maria gold project, the Company decided not to proceed with a joint venture arrangement.